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PNC BANK CORP. AND SUBSIDIARIES                                     EXHIBIT 11
CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER COMMON SHARE


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                                                                                Three months ended         Nine months ended
                                                                                   September 30               September 30
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In thousands, except per share data                                               1997         1996         1997         1996
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
CALCULATION OF PRIMARY EARNINGS PER COMMON SHARE
Net income                                                                    $261,595     $233,953     $786,979     $720,323
Less: Preferred dividends declared                                               4,860          347       14,604        1,055
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Net income applicable to primary earnings per common share                    $256,735     $233,606     $772,375     $719,268
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Weighted average shares of common stock outstanding                            306,264      339,074      312,816      340,692
Weighted average common shares to be issued using average market price and assuming:
     Exercise of stock options                                                   1,785        1,461        1,787        1,450
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     Primary weighted average common shares outstanding                        308,049      340,535      314,603      342,142
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PRIMARY EARNINGS PER COMMON SHARE                                                 $.83         $.69        $2.46        $2.10
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CALCULATION OF FULLY DILUTED EARNINGS PER COMMON SHARE
Net income                                                                    $261,595     $233,953     $786,979     $720,323
Add: Interest expense on convertible debentures (net of tax)                       755          850        2,282        2,574
Less: Dividends declared on non-convertible preferred stock                      4,537                    13,612
                                                                            ---------------------------------------------------
Net income applicable to fully diluted earnings per common share              $257,813     $234,803     $775,649     $722,897
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Weighted average shares of common stock outstanding                            306,264      339,074      312,816      340,692
Weighted average common shares to be issued using average market price or period-end market price, whichever is higher and assuming:
     Conversion of preferred stock Series A & B                                    162          170          164          175
     Conversion of preferred stock Series C                                        525          559          534          566
     Conversion of preferred stock Series D                                        702          756          718          764
     Conversion of debentures                                                    2,444        2,748        2,471        2,811
     Exercise of stock options                                                   2,156        1,866        2,337        1,950
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     Fully diluted weighted average common shares outstanding                  312,253      345,173      319,040      346,958
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FULLY DILUTED EARNINGS PER COMMON SHARE                                           $.83         $.68        $2.43        $2.08
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